UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2011
PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-32681	72-1440714

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana	70508

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 232-7028
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On November 3, 2011, PetroQuest Energy, Inc. (the “Company”) announced net income available to common stockholders for the quarter ended September 30, 2011 of $3,727,000, or $0.06 per share, compared to third quarter 2010 net income available to common stockholders of $4,939,000, or $0.08 per share. For the first nine months of 2011, the Company reported net income available to common stockholders of $2,579,000, or $0.04 per share, compared to net income available to common stockholders of $39,904,000, or $0.63 per share, for the first nine months of 2010. Net income for the nine month 2011 period was impacted by $18.9 million in ceiling test writedowns recognized during the first six months of 2011.
Discretionary cash flow for the third quarter of 2011 was $21,099,000, as compared to $30,109,000 for the comparable 2010 period. Net cash flow provided by operating activities totaled $31,222,000 and $29,876,000 during the third quarters of 2011 and 2010, respectively. For the first nine months of 2011, discretionary cash flow was $73,219,000. Discretionary cash flow for the first nine months of 2010 was $96,240,000. Net cash flow provided by operating activities totaled $91,113,000 and $96,194,000 during the first nine months of 2011 and 2010, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to discretionary cash flow.
Production for the third quarter of 2011 was 7.4 Bcfe (80.9 MMcfe/d), compared to 7.9 Bcfe (86.4 MMcfe/d) for the comparable period of 2010. For the first nine months of 2011, production was 22.2 Bcfe (81.2 MMcfe/d), compared to 23.0 Bcfe (84.3 MMcfe/d) for the comparable period of 2010. Approximately 68% of the Company’s third quarter 2011 production was from long-lived basins and 18% of third quarter 2011 production came from oil and natural gas liquids.
Stated on an Mcfe basis, unit prices received during the third quarter and the first nine months of 2011 were 10% and 6% lower, respectively, than the comparable 2010 periods. Oil and gas sales during the third quarter of 2011 decreased 16% to $38,980,000, as compared to $46,229,000 in the third quarter of 2010. For the first nine months of 2011, oil and gas sales decreased 10% to $122,446,000 from $135,631,000 in the first nine months of 2010.
Lease operating expenses for the third quarter of 2011 were $1.39 per Mcfe as compared to $1.23 per Mcfe in the third quarter of 2010. For the first nine months of 2011, lease operating expenses per Mcfe increased 10% to $1.36 from $1.24 in the comparable period of 2010. Per unit lease operating expenses increased primarily due to the overall reduction in produced volumes and higher overall costs of materials and services.
Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the third quarter of 2011 was $1.94 per Mcfe as compared to $1.82 per Mcfe in the third quarter of 2010. For the first nine months of 2011, DD&A per Mcfe increased 4% to $1.92 per Mcfe from $1.85 per Mcfe for the comparable period of 2010.
Interest expense for the third quarter of 2011 decreased to $2,299,000, as compared to $3,147,000 in the third quarter of 2010. For the first nine months of 2011, interest expense was $7,248,000, compared to $7,336,000 for the comparable period of 2010.
General and administrative expenses decreased $591,000 and $2,238,000 for the third quarter and nine months ended September 30, 2011, as compared to the respective 2010 periods. The decreases during the 2011 periods are primarily due to lower employee related expenses including non-cash stock compensation expense.
Production taxes for the third quarter of 2011 totaled $1,446,000, as compared to $361,000 in the third quarter of 2010. For the first nine months of 2011, production taxes were $2,070,000 compared to $3,308,000 for the comparable period of 2010. Production taxes for the first nine months of 2011 included $2.4 million of refunds of taxes previously paid in Oklahoma and Texas and production taxes for the third quarter of 2010 included $1.2 million of refunds of taxes previously paid in Oklahoma.

Capital expenditures during the nine months ended September 30, 2011 totaled approximately $132 million and were comprised of $28 million in acquisition costs, $91 million in drilling and completion costs and $13 million in capitalized interest and overhead. The Company expects to finance its 2011 capital spending internally through cash flow from operations, cash on hand and $28 million in payments expected to be received during the fourth quarter of 2011 related to the Woodford joint venture.
The following table sets forth certain information with respect to the oil and gas operations of the Company for the three-and nine-month periods ended September 30, 2011 and 2010:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Production:
Oil (Bbls)	130,144	190,070	445,457	488,996
Gas (Mcf)	6,073,776	6,194,862	17,847,061	18,252,378
Ngl (Mcfe)	584,786	614,260	1,658,323	1,823,317
Total Production (Mcfe)	7,439,426	7,949,542	22,178,126	23,009,671
Total Daily Production (MMcfe)	80.9	86.4	81.2	84.3

Sales:
Total oil sales	$13,508,377	$14,552,796	$46,403,861	$37,840,190
Total gas sales	19,865,595	27,506,045	60,481,702	83,846,822
Total ngl sales	5,606,335	4,170,453	15,560,225	13,944,203

Total oil and gas sales	$38,980,307	$46,229,294	$122,445,788	$135,631,215

Average sales prices:
Oil (per Bbl)	$103.80	$76.57	$104.17	$77.38
Gas (per Mcf)	3.27	4.44	3.39	4.59
Ngl (per Mcfe)	9.59	6.79	9.38	7.65
Per Mcfe	5.24	5.82	5.52	5.89
The above sales and average sales prices include increases to revenue related to the settlement of gas hedges of $478,000 and $4,550,000 and oil hedges of $178,000 and zero for the three months ended September 30, 2011 and 2010, respectively. The above sales and average sales prices include increases (reductions) to revenue related to the settlement of gas hedges of $864,000 and $10,837,000 and oil hedges of ($211,000) and zero for the nine months ended September 30, 2011 and 2010, respectively.

The following initiates guidance for the fourth quarter of 2011:

Guidance for
Description	4th Quarter 2011

Production volumes (MMcfe/d)	84 – 88

Percent Gas	82%
Percent Oil	10%
Percent NGL	8%

Expenses:
Lease operating expenses (per Mcfe)	$1.20 – $1.30
Production taxes (per Mcfe)	$0.20 – $0.25
Depreciation, depletion and amortization (per Mcfe)	$1.90 – $2.00
General and administrative (in millions)	$5.0 – $5.5
Interest expense (in millions)	$2.5 – $2.7

2011 Capital Expenditures (in millions)	$130 – $140 *

*	Excludes $28 million in leasehold acquisition costs funded with cash on hand
Management Statement
“Through the success of our increased operational activity focused on our resource basins, I am pleased to announce we are forecasting production growth during the fourth quarter. We have grown our Woodford production by 20% this year, and in connection with these results, expect to earn the full $28 million in payments available under the Woodford joint venture,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “These payments support the success and benefits we and our partner derive from the Woodford JV. This relationship, which began in May 2010, has now expanded across multiple resource plays, the latest being the Mississippian Lime, and illustrates how two vastly different companies can each benefit from a joint venture. Our Tulsa team has done a great job executing our Woodford program and will now lead our Mississippian Lime development. This newly acquired property, along with our other core assets, will offer us attractive future growth opportunities.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
Click here for more information: “http://www.petroquest.com/news.html?=BizID=1690&1=1”

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(unaudited)
(Amounts in
Thousands)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$22,269	$63,237
Revenue receivable	5,299	13,386
Joint interest billing receivable	46,839	12,193
Other receivable	13,963	13,795
Prepaid drilling costs	4,353	789
Drilling pipe inventory	4,983	11,711
Hedge asset	4,178	—
Other current assets	3,929	1,827

Total current assets	105,813	116,938

Property and equipment:
Oil and gas properties:
Oil and gas properties, full cost method	1,544,614	1,433,642
Unevaluated oil and gas properties	75,481	54,851
Accumulated depreciation, depletion and amortization	(1,237,075)	(1,175,553)

Oil and gas properties, net	383,020	312,940
Gas gathering assets, net of accumulated depreciation and amortization of $1,720 and $1,496, respectively	2,457	2,681

Total property and equipment	385,477	315,621

Other assets, net of accumulated depreciation and amortization of $7,641 and $6,435, respectively	6,133	6,958

Total assets	$497,423	$439,517

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$57,080	$23,847
Advances from co-owners	25,889	7,963
Oil and gas revenue payable	6,402	7,220
Accrued interest and preferred stock dividend	2,435	6,575
Asset retirement obligation	2,483	1,517
Other accrued liabilities	10,338	10,719

Total current liabilities	104,627	57,841
10% Senior Notes	150,000	150,000
Asset retirement obligation	24,867	23,075
Deferred income taxes	1,132	—
Other liabilities	—	439
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 62,071 and 61,565 shares, respectively	62	62
Paid-in capital	268,915	266,907
Accumulated other comprehensive income (loss)	2,959	(1,089)
Accumulated deficit	(55,140)	(57,719)

Total stockholders’ equity	216,797	208,162

Total liabilities and stockholders’ equity	$497,423	$439,517

PETROQUEST ENERGY, INC.
Consolidated Statements of Income
(unaudited)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Oil and gas sales	$38,980	$46,229	$122,446	$135,631
Net gas gathering revenue	49	45	161	164

	39,029	46,274	122,607	135,795

Expenses:
Lease operating expenses	10,376	9,742	30,085	28,457
Production taxes	1,446	361	2,070	3,308
Depreciation, depletion and amortization	14,696	14,739	43,415	43,467
Ceiling test writedown	—	—	18,907	—
General and administrative	4,990	5,581	13,668	15,906
Accretion of asset retirement obligation	433	424	1,612	1,300
Interest expense	2,299	3,147	7,248	7,336

	34,240	33,994	117,005	99,774

Gain on legal settlement	—	—	—	12,400
Loss on early extinguishment of debt	—	(5,973)	—	(5,973)
Other income (expense)	(40)	218	237	229

Income from operations	4,749	6,525	5,839	42,677

Income tax expense (benefit)	(265)	299	(594)	(1,081)

Net income	5,014	6,226	6,433	43,758

Preferred stock dividend	1,287	1,287	3,854	3,854

Net income available to common stockholders	$3,727	$4,939	$2,579	$39,904

Earnings per common share:
Basic
Net income per share	$0.06	$0.08	$0.04	$0.63

Diluted
Net income per share	$0.06	$0.08	$0.04	$0.63

Weighted average number of common shares:
Basic	62,041	61,446	61,876	61,372

Diluted	62,415	61,814	62,278	61,744

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited)
(Amounts in Thousands)

	Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net income	$6,433	$43,758
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax benefit	(594)	(1,081)
Depreciation, depletion and amortization	43,415	43,467
Ceiling test writedown	18,907	—
Non-cash gain on legal settlement	—	(4,164)
Loss on early extinguishment of debt	—	5,973
Accretion of asset retirement obligation	1,612	1,300
Share based compensation expense	2,985	5,863
Amortization costs and other	461	1,124
Payments to settle asset retirement obligations	(551)	(5,672)
Changes in working capital accounts:
Revenue receivable	8,087	6,807
Joint interest billing receivable	(34,646)	(384)
Prepaid drilling and pipe costs	3,164	3,504
Accounts payable and accrued liabilities	26,914	(55)
Advances from co-owners	17,926	(2,162)
Other	(3,000)	(2,084)

Net cash provided by operating activities	91,113	96,194

Cash flows used in investing activities:
Investment in oil and gas properties	(141,687)	(78,015)
Proceeds from sale of unevaluated properties	14,461	22,473
Proceeds from sale of oil and gas properties	—	35,000

Net cash used in investing activities	(127,226)	(20,542)

Cash flows used in financing activities:
Net payments for share based compensation	(977)	(223)
Deferred financing costs	(24)	(8)
Proceeds from issuance of 10% Sr. Notes	—	150,000
Costs to issue 10% Sr. Notes	—	(4,117)
Redemption of 10 3/8% Sr. Notes	—	(150,000)
Costs to redeem 10 3/8% Sr. Notes	—	(4,187)
Payment of preferred stock dividend	(3,854)	(3,852)
Proceeds from bank borrowings	22,000	—
Repayment of bank borrowings	(22,000)	(29,000)

Net cash used in financing activities	(4,855)	(41,387)

Net (decrease) increase in cash and cash equivalents	(40,968)	34,265
Cash and cash equivalents, beginning of period	63,237	20,772

Cash and cash equivalents, end of period	$22,269	$55,037

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$15,870	$10,923

Income taxes	$51	$192

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income	$5,014	$6,226	$6,433	$43,758

Reconciling items:
Deferred tax expense (benefit)	(265)	299	(594)	(1,081)
Depreciation, depletion and amortization	14,696	14,739	43,415	43,467
Ceiling test writedown	—	—	18,907	—
Non-cash gain on legal settlement	—	—	—	(4,164)
Loss on early extinguishment of debt	—	5,973	—	5,973
Accretion of asset retirement obligation	433	424	1,612	1,300
Share based compensation expense	1,068	2,111	2,985	5,863
Amortization expense and other	153	337	461	1,124

Discretionary cash flow	21,099	30,109	73,219	96,240

Changes in working capital accounts	10,161	50	18,445	5,626
Settlement of asset retirement obligations	(38)	(283)	(551)	(5,672)

Net cash provided by operating activities	$31,222	$29,876	$91,113	$96,194

Note:
Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.
Date: November 3, 2011	By:	/s/ J. Bond Clement
J. Bond Clement
Executive Vice President, Chief Financial Officer and Treasurer